Exhibit 99.1



THE STRIDE RITE CORPORATION                               JANUARY 12, 2006
NEWS RELEASE                                          FOR IMMEDIATE RELEASE


    CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                 STRIDE RITE REPORTS RECORD ANNUAL SALES WITH
                      FOURTH QUARTER AND FULL YEAR RESULTS


  - RESULTS INCLUDE ONE-TIME CHARGES RELATED TO THE ACQUISITION OF SAUCONY -



     Lexington, MA, January 12, 2006 - The Stride Rite Corporation (NYSE: SRR) today reported record 2005 sales on increased fourth quarter and fiscal year 2005 net sales. Net sales for the fourth quarter and full year of fiscal 2005 were $131.7 million and $588.2 million, increases of 13% and 5%, respectively, compared to the same periods in the prior year. Fiscal 2005 contained 52 weeks compared to the 53 weeks in 2004, which had one extra week in the fourth quarter. The fourth quarter of 2005 also included $23.2 million of Saucony net sales for the 11 weeks subsequent to the September 16, 2005 acquisition date.

     The fourth quarter net loss totaled $3.1 million or $.08 per diluted share, a decrease compared to the net income of $51 thousand or $.00 per diluted share in the fourth quarter of 2004. Net income for the 2005 fiscal year totaled $24.6 million, a decrease of 4% from the $25.7 million reported in the comparable period in 2004. The fiscal 2005 diluted earnings per share of $.66 were flat versus last year.


     The fourth quarter includes a pre-tax expense of $5.4 million related to the write-up of inventory purchased in the Saucony acquisition as required by GAAP accounting rules. In addition, the current quarter includes pre-tax acquisition related integration expenses of $800 thousand.

     Excluding acquisition related integration costs and the inventory write-up, net income would have been $0.5 million and $28.6 million for the fourth quarter and the year, respectively, while diluted earnings per share would have been $.01 and $.77 for the fourth quarter and the year, respectively. See the section entitled "Non-GAAP Pro Forma Financial Measures" and the "Reconciliation of Non-GAAP Measures" provided in this release for additional description of these Non-GAAP Measures.

     David Chamberlain, Chairman and CEO of Stride Rite, commented that 2005 was a significant year for Stride Rite. "With the purchase of Saucony, we added a highly-respected $150 million brand in performance running. We see growth opportunities for Saucony in running, international and children's. We expect that 2006 will be a year of transition for Saucony as we set the platform for 2007."

     "Children's Group had a third year of record performance driven by strong retail performance and store growth. We expect to add 33 new doors in 2006 for a total of 316 doors, including 14 existing Saucony doors."

     "Sperry Top-Sider enjoyed a fourth year of increased sales and significant profit growth. Our products are strong, and we expect continued growth in all retail channels as well as in the women's area."

     "International had strong sales and record profit, helped in part by Tommy Hilfiger. With Saucony, we double our international business presence and add significantly to sales in Europe - an area of focus for us."

     "Keds had a challenging year as we repositioned the brand back to its 1916 heritage as `America's sneaker' with Mischa Barton as spokesperson. We believe we have effectively accomplished our marketing strategy, as Footwear News recently named Keds `The Marketing Brand of the Year'. Success in 2006 will depend upon the retail performance of our products."

     "Our Tommy Hilfiger business was impacted predominantly by softness in men's sales. The pending sale of Tommy Hilfiger Corp. to Apax Partners, with their objective of focusing on the higher-end business, is a positive announcement."

     "We enter 2006 with sound strategies in place and strong management teams. We anticipate a solid year of progress and growth."

     Mr. Chamberlain continued, "Assuming reasonable retail and economic conditions in 2006, we are projecting sales growth of 23% to 27% and earnings per share of $.82 - $.88, including a full year of Saucony financial results. Included in the projected earnings is the annual impact related to the expensing of stock options, which is projected at approximately $.05 per diluted share. In addition, these projections include the cost of sales impact related to the write-up of inventory purchased in the Saucony acquisition, which is estimated to reduce earnings per diluted share by $.05. Acquisition related integration costs of approximately $2 million or $.03 per share are also included in the earnings projections."

FINANCIAL HIGHLIGHTS:


o Net sales for the fourth quarter and year ended December 2, 2005 and December 3, 2004 are summarized in the tables as follows:

                           The Stride Rite Corporation

                            Net Sales (in thousands)
          For the Quarters Ended December 2, 2005 and December 3, 2004

                                      Fourth Quarter
                                      --------------
                                                             Percent
                                     2005        2004        Change
                                     ----        ----        -------
                                       (Unaudited)
   Stride Rite Children's Group
   - Wholesale                       $16,678     $19,996         (17)%
   Stride Rite Children's Group
   - Retail                           45,720      44,715           2%
                                  ----------- -----------  -----------
   Stride Rite Children's Group
   - Combined                         62,398      64,711          (4)%
   Keds                               13,659      17,615         (22)%
   Sperry Top-Sider                   13,221      12,610           5%
   Tommy Hilfiger Adult               14,303      18,402         (22)%
   International                       7,032       5,680          24%
   Saucony                            23,181           -         100%
   Intercompany Eliminations          (2,099)     (2,219)         (5)%
                                  ----------- -----------  -----------
   Total                            $131,695    $116,799          13%
                                  =========== ===========  ===========


                           The Stride Rite Corporation

                            Net Sales (in thousands)
            For the Years Ended December 2, 2005 and December 3, 2004

                                      Twelve Months
                                      -------------
                                                             Percent
                                     2005        2004        Change
                                     ----        ----        -------
                                   (Unaudited)
   Stride Rite Children's Group
   - Wholesale                       $90,926     $96,468          (6)%
   Stride Rite Children's Group
   - Retail                          175,335     157,208          12%
                                  ----------- -----------  -----------
   Stride Rite Children's Group
   - Combined                        266,261     253,676           5%
   Keds                              126,030     136,322          (8)%
   Sperry Top-Sider                   73,817      58,882          25%
   Tommy Hilfiger Adult               75,560      92,307         (18)%
   International                      33,919      27,125          25%
   Saucony                            23,181           -         100%
   Intercompany Eliminations         (10,604)     (9,988)          6%
                                  ----------- -----------  -----------
   Total                            $588,164    $558,324           5%
                                  =========== ===========  ===========


o Stride Net sales of the Stride Rite Children's Group-Retail division increased 2% and 12% in the fourth quarter and for the year, respectively, versus the prior year. Sales at comparable Children's Group retail stores (open 52 weeks in each fiscal year) increased
         4.4% for the fourth quarter of 2005 and 5.2% for the full year. At the end of fiscal 2005, the Stride Rite Children's Group-Retail operated 271 stores. This is a net increase of 20 stores, or 8% from the end of last year.
o Stride Rite Children's Group-Wholesale net sales decreased 17% for the quarter and 6% for the year, respectively, as compared to the prior year. This decrease was primarily attributable to decreased sales of first quality product, mainly in the Tommy Hilfiger and Munchkin children's product lines as well as overall decreases in the department store business and promotional product sales.

o Net sales of Tommy Hilfiger men's and women's products for the fourth quarter and the year decreased 22% and 18%, respectively, primarily due to a reduction in the men's business across various channels of distribution. Saucony net sales were $23.2 million for the 11 week period subsequent to the September 16, 2005 acquisition date.
         Sperry Top-Sider net sales increased 5% and 25% for the fourth quarter and full year, respectively, on strong sales of men's boat shoes and the overall women's product line. Net sales in the Keds division decreased 22% and 8% for the fourth quarter and the full year, respectively, as the sales growth in premium channels could not offset decreases in the moderate and value retail sales channels. International net sales increased 24% in the quarter and 25% for the fiscal year, respectively, on higher sales of Tommy Hilfiger in Latin America, Keds footwear in Europe and Asia, and Sperry Top-Sider in Europe and South Africa.

o        Excluding the inventory write-up, the gross profit percentage increased
         1.7 percentage points to 39.8% for the year. Keds, Stride Rite Children's Group-Retail and Sperry Top-Sider all had strong gross profit percentage improvements versus last year.

o Operating expenses increased 12% and 11% for the fourth quarter and the year, respectively. As planned, the major operating cost increases related to higher advertising costs and the Stride Rite Children's Group-Retail store expansion. Also contributing to the increase were 11 weeks of Saucony expenses, as well as integration costs and certain other acquisition related costs.

o Accounts receivable increased 33% compared to last year on a 13% quarterly sales increase. DSO was 39 days, an increase of 2 days versus the same period last year. The increase was due to the addition of Saucony which generally has offered somewhat longer credit terms to retailers.

o        Inventories of $116.1 million were up 32% compared to the end of 2004.
         The increase was due primarily to the addition of Saucony and included the inventory write-up as required by GAAP purchase accounting rules. Excluding Saucony, the 2005 year-end inventory balance increased 3% compared to last year.

o Cash and cash equivalents were $33 million at the end of the fiscal year with $60 million in outstanding debt. The Company borrowed $85 million in mid-September 2005 to fund the closing of the acquisition of Saucony.

COMPANY OVERVIEW & CONFERENCE CALL INFORMATION:

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Saucony, Grasshoppers, Munchkin, Spot-bilt and Hind. Apparel products are marketed by the Company under the Saucony and Hind brand names. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its fourth quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on January 12, 2006. An on-line replay will follow shortly after the call and will continue through January 18, 2006. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com, www.sperrytopsider.com and www.saucony.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:

     This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the inability to fully realize the anticipated benefits from the acquisition of Saucony; the challenges of achieving the expected synergies with Saucony; the possibility of incurring costs or difficulties related to the integration of the businesses of Stride Rite and Saucony; the possible failure to retain the Tommy Hilfiger footwear license; the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may continue to consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.



NON-GAAP PRO FORMA FINANCIAL MEASURES:

     This release contains certain non-GAAP financial measures. In particular, Stride Rite provides historic and anticipated net income and diluted earnings per share excluding certain cash and non-cash charges, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in Stride Rite's business and provide useful information to both management and investors by excluding certain items that are not indicative of Stride Rite's core operating results. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP information provided by Stride Rite may be different from the non-GAAP information provided by other companies.

                           The Stride Rite Corporation
                        Summarized Financial Information
           for the periods ended December 2, 2005 and December 3, 2004

          Statements of Income

     (in thousands)                   Fourth Quarter       Twelve Months
                                      --------------       -------------
                                      2005       2004      2005      2004
                                      ----       ----      ----      ----
                                        (Unaudited)      (Unaudited)
      Net sales                      $131,695  $116,799  $588,164  $558,324
      Cost of sales                    86,643    71,903   359,179   345,728
                                    ---------- --------- --------- ---------
      Gross profit                     45,052    44,896   228,985   212,596
      Selling and administrative
          expenses                     49,881    44,430   191,496   172,190
                                    ---------- --------- --------- ---------
      Operating income (loss)          (4,829)      466    37,489    40,406
      Other income (expense), net        (541)     (371)      524       503
                                    ---------- --------- --------- ---------
      Income (loss) before income
          taxes                        (5,370)       95    38,013    40,909
      Provision for (benefit from)
          income taxes                 (2,309)       44    13,446    15,255
                                    ---------- --------- --------- ---------
      Net income (loss)               $(3,061)      $51   $24,567   $25,654
                                    ========== ========= ========= =========

     Earnings (loss) per share:
         Diluted                       $(0.08)    $0.00     $0.66     $0.66
         Basic                         $(0.08)    $0.00     $0.68     $0.68

     Weighted average shares
     outstanding:
         Diluted
                                       37,325    37,197    37,223    38,753
         Basic                         36,316    36,495    36,197    37,976

             Balance Sheets

                                      2005       2004
                                      ----       ----
     Assets:                        (Unaudited)
     Cash and cash equivalents        $33,094   $20,005
     Marketable securities                  -    70,850
     Accounts receivable               63,368    47,730
     Inventories                      116,095    87,790
     Deferred income taxes             12,637    13,123
     Other current assets              31,689    15,681
                                    ---------- ---------
          Total current assets        256,883   255,179
     Property and equipment, net       51,367    54,246
     Goodwill                          56,729       908
     Trademarks                        58,590     1,690
     Other assets                      17,790     9,273
                                    ---------- ---------
          Total assets               $441,359  $321,296
                                    ========== =========
     Liabilities and Stockholders'
     Equity:
     Current liabilities               73,022    57,739
     Long-term debt                    60,000         -
     Deferred income taxes and         41,659    16,695
     other liabilities
     Stockholders' equity             266,678   246,862
                                    ---------- ---------
          Total liabilities and
           stockholders' equity      $441,359  $321,296
                                    ========== =========





                           The Stride Rite Corporation

                       Reconciliation of Non-GAAP Measures
        Unaudited Non-GAAP Pro Forma Statements of Income (in thousands)

                  For the Quarter Ended December 2, 2005

                                    Reported                     Pro forma
                                     Fourth                      Fourth
                                     Quarter     Pro forma       Quarter
                                      2005      Adjustments        2005
                                      ----      -----------        ----
      Net sales                       $131,695                     $131,695
      Cost of sales                     86,643     ($5,400)(a)       81,243
                                   ------------ -----------    -------------
      Gross profit                      45,052       5,400           50,452
      Selling and administrative
          expenses                      49,880        (764)(b)       49,116
                                   ------------ -----------    -------------
      Operating income (loss)           (4,828)      6,164            1,336
      Other income (expense), net         (542)                        (542)
                                   ------------ -----------    -------------
      Income (loss) before income
          taxes                         (5,370)      6,164              794
      Provision for (benefit
          from) income taxes            (2,309)      2,648 (c)          339
                                   ------------ -----------    -------------
      Net income (loss)                $(3,061)     $3,516             $455
                                   ============ ===========    =============
     Non-GAAP earnings (loss) per share:
         Diluted                        $(0.08)                       $0.01
         Basic                          $(0.08)                       $0.01

     Weighted average shares
     outstanding:
         Diluted                        37,325                       37,325
         Basic                          36,316                       36,316


                       For the Year Ended December 2, 2005

                                    Reported                     Pro forma
                                     Twelve                       Twelve
                                     Months     Pro forma         Months
                                      2005      Adjustments        2005
                                      ----      -----------        ----
      Net sales                       $588,164                     $588,164
      Cost of sales                    359,179    ($5,400) (a)      353,779
                                   ------------ -----------    -------------
      Gross profit                     228,985      5,400           234,385
      Selling and administrative
          expenses                     191,496       (881) (b)      190,615
                                   ------------ -----------    -------------
      Operating income                  37,489      6,281            43,770
      Other income, net                    524                          524
                                   ------------ -----------    -------------
      Income before income taxes        38,013      6,281            44,294
      Provision for income taxes        13,446      2,222  (c)       15,668
                                   ------------ -----------    -------------
      Net income                       $24,567     $4,059           $28,626
                                   ============ ===========    =============
     Non-GAAP earnings per share:
         Diluted                         $0.66                        $0.77
         Basic                           $0.68                        $0.79

     Weighted average shares
     outstanding:
         Diluted                        37,223                       37,223
         Basic                          36,197                       36,197

     Pro forma adjustments:

     (a) Relief of the inventory step-up (pre-tax)
     (b) Saucony integration costs (pre-tax)
     (c) Income tax effect at GAAP rate